Exhibit 99.1

ATM PLAN LETTER AGREEMENT

August 3, 2021

Algonquin Power & Utilities Corp. (“AQN”)

354 Davis Road, Suite 100

Oakville, Ontario, L6J 2X1

Canada

Attention:	Arun Banskota
Chief Executive Officer

CC:	Jennifer Tindale
Chief Legal Officer

Michael J. Aiello
David Avery-Gee
Matthew Gilroy
Weil, Gotshal & Manges LLP

Dear Mr. Banskota:

Atlantica Sustainable Infrastructure plc (the “Company”) intends to establish an “at-the-market program” for an aggregate offering size of up to $150,000,000 (the “ATM Program”), by which the Company may offer and sell its ordinary shares at any time and from time to time through one or more designated sales agents (the “Agent”), through ordinary brokers’ transactions through the NASDAQ Global Select Market (“NASDAQ”) at market prices, in block transactions or as otherwise agreed between the Company and the Agent (each an “ATM Sale”), pursuant to (i) a Distribution Agreement to be entered into with the Agent (the “Distribution Agreement”), (ii) the Company’s registration statement on Form F-3 (the “Registration Statement”) and (iii) a related base prospectus and prospectus supplement to be filed with the U.S. Securities and Exchange Commission (together the “Prospectus”).

In connection with the establishment of the above referenced ATM Program, the parties to this letter (this “letter agreement”) agree as follows:

1.	AQN acknowledges and agrees to the

a.	establishment of the ATM Program,

b.	each ATM Sale,

c.	any related actions in furtherance of the foregoing, and

d.	the filing of the Registration Statement and Prospectus, in each case for so long as the ATM Program is in full force and effect,

on condition that the Company agrees that, each of AQN or one or more of its subsidiaries designated by AQN (one or more entities, the “Investor”) collectively (in such proportions or other allocation as determined by AQN) shall have and are hereby granted the right (but not the obligation) (the “ATM Preemptive Right”), to subscribe in cash, in each case at the per Equity Security subscription price equal to the Catch-up Exercise Price (as defined below), for Equity Securities of the Company up to the amount equal to (i) the total amount of Equity Securities sold in each respective ATM Sale during the Catch-up Period (as defined below) divided by (ii) 1 minus its Percentage Interest as of the Catch-Up Date (as defined below) immediately prior to such Catch-up Period and multiplied by (iii) its Percentage Interest as of the Catch-up Date immediately prior to such Catch-up Period (such number of Equity Securities, the “Maximum Shares”), as set forth below. For purposes of calculating the Investor’s Percentage Interest under this letter agreement, there shall be added to the numerator and the denominator any Subscribed Catch-up Shares (as defined below) which the Investor has the right to acquire in respect of previous Catch-up Periods for which the Closing (as defined in the subscription agreement to be executed pursuant to this letter agreement) has not yet occurred (including any Subscribed Catch-up Shares which were not previously acquired in accordance with Section 5). To the extent any Subscribed Catch-up Shares relating to a subscription agreement pursuant to this letter agreement (x) fail to settle by the closing date in the relevant subscription agreement or (y) such subscription agreement is otherwise terminated, in each case, due to a breach by the Investor, the Investor’s Percentage Interest under this letter agreement shall be adjusted to remove any such shares for the purposes of calculating the Investor’s Percentage Interest and the number of Subscribed Catch-up Shares shall be reduced so that the Investor is entitled to subscribe for a number of shares resulting in a Percentage Interest no greater than if such shares had not been subscribed for.

2.	In connection with the ATM Preemptive Right, the Company shall:

a.

on the earlier of: (i) the date the Company furnishes or files its quarterly or, in the case of the period ending December 31, annual financial statements, on Form 6-K or Form 20-F with the U.S. Securities and Exchange Commission, but excluding the financial statements relating to the quarter ended June 30, 2021 (each a “Cleansing Date”) and (ii) 3 Business Days prior to the relevant Meeting Date (the earlier of (i) and (ii) in each case, a “Catch-up Date”) give the Investor, written notice (the “Catch-up Notice”) of all ATM Sales made since the later of the prior Catch-up Date and the date of this letter agreement up to but excluding the relevant Catch-up Date (each such period a “Catch-up Period”). To the extent that no ATM Sales pursuant to the Distribution Agreement are made during the Catch-up Period for any reason, then the Company shall not have any obligation to provide such written notice to the Investor. “Meeting Dates” are the dates listed on Schedule I hereto (subject to changes to the Meeting Dates which are notified in writing by AQN to the Company no less than 5 Business Days prior to the relevant date listed on Schedule I provided that such dates shall be no more than 14 calendar days before or after the corresponding month and day listed on Schedule I) and such additional dates provided by AQN to the Company with respect to any period after December 31, 2022 provided that such dates provided by AQN to the Company with respect to any period after December 31, 2022 shall be no more than 14 calendar days before or after the corresponding month and day from the corresponding meeting for the year ended December 31, 2022;

b.

include in each Catch-up Notice (i) the total number of ordinary shares sold pursuant to the ATM Program during the Catch-up Period (“Total Catch-up Shares”), (ii) the total number of issued and outstanding ordinary shares of the Company immediately prior to, and at the end of, the relevant Catch-Up Period; (iii) the total amount in U.S. dollars for which the Total Catch-up Shares were sold, before applying any bank or other fees, (“Total Catch-up Amount”), (iv) the average price which shall be calculated by dividing (A) the Total Catch-up Amount by (B) the Total Catch-up Shares (“Catch-up Exercise Price”), (v) details of any events referred to in Section 2.f. during the relevant Catch-up Period (including the record date) and any adjustments required pursuant to Section 2.f. with respect to any such event and (vi) bank account details into which the Investor shall pay the subscription price for the Subscribed Catch-up Shares (as defined below);

c.

include in each Catch-up Notice the date by which the Investor must give the Company written notice of its election to subscribe for all or some of such Equity Shares, which shall be no earlier than the day which is the latest of: (i) seven (7) Business Days from the delivery of the Catch-up Notice, (ii) four (4) Business Days after the Meeting Date which follows the Catch-up Period which is the subject of the Catch-up Notice and (iii) the relevant Cleansing Date (the latest date, the “Exercise Deadline”);

d.	countersign any executed subscription agreement, in the form attached hereto as Exhibit A, delivered in accordance with this letter agreement;

e.

ensure that it has sufficient shareholder authority to allot the Maximum Shares to the Investor (in the event the Investor exercises their ATM Preemptive Right), and not issue any Equity Securities unless, following such issuance, the Company will continue to have sufficient shareholder authority to allot the Maximum Shares to the Investor; and

f.

not (i) declare or pay any dividends or distributions, (ii) effect any stock splits, reclassifications, reorganizations, mergers, business combinations, or similar transactions relating to the Equity Securities of the Company or (iii) issue any ordinary shares pursuant to a rights issue or other pre-emptive offering by the Company at a discount to the market price, in each case, between the beginning of any Catch-up Period and the relevant Closing, unless the Catch-up Exercise Price and the Subscribed Catch-up Shares are adjusted appropriately to provide the Investor with the same effects and benefits (including economic benefits) as if the portion of the Subscribed Catch-up Shares which is equivalent to the portion of Catch-up Shares issued prior to the record date with respect to such event had been issued prior to the record date with respect to such event.

3.

Upon receipt of a Catch-up Notice, the Investor shall provide written notice to the Company if it intends to exercise its ATM Preemptive Right (the “Investor Notice”) and an executed subscription agreement in the form attached hereto as Exhibit A.

a.

The Investor Notice shall include (a) the Investor’s Percentage Interest as of immediately prior to the relevant Catch-up Period, (b) the number of ordinary shares (if any) the Investor will purchase at the Catch-up Exercise Price (subject to Section 2.f.) (“Subscribed Catch-up Shares”), which shall not exceed a number of ordinary shares equal to the number of Maximum Shares, (c) the name of the Investor subscribing for such shares, and (d) the date for the Closing for the Subscribed Catch-up Shares which shall be no earlier than the third Business Day following the Investor Notice and no later than the later of (x) 180 calendar days following the date the Investor Notice is delivered provided that such delivery date is prior to January 1, 2023, and (y) the twelfth Business Day following the Investor Notice.

b.

For the avoidance of doubt, if an Investor does not provide an Investor Notice prior to the relevant Exercise Deadline or otherwise declines to exercise their ATM Preemptive Right, their ATM Preemptive Right with respect to the relevant Total Catch-up Shares for the relevant Catch-up Period will be immediately terminated.

4.	Each party represents and warrants to the other party that:

a.	Such party is a company validly existing and duly incorporated, organized and registered under the laws of its jurisdiction of incorporation;

b.	This letter agreement has been duly authorized and executed by it and constitutes a valid and legally binding obligation of it;

c.

All necessary consents, authorisations, notifications, actions or other things required to be taken, fulfilled or done by it in accordance with applicable law (including, without limitation: (i) the obtaining of any consent, approval or license, (ii) the making of any filing or registration; or (iii) the obtaining of any shareholder approval) for the carrying out of the transactions contemplated by this letter agreement or the performance by it of the terms of this letter agreement, have been obtained or made and are, or will on Closing (as defined in the subscription agreement to be executed pursuant to this letter agreement) be, in full force and effect;

5.

The Company represents and warrants to AQN that as of each Catch-up Date, it is not aware of any material, non-public information with respect to the Company and its subsidiaries that has not been disclosed to AQN. To the extent the Company is unable to make the representations and warranties in this Section 5, the Company shall notify the Investor in the relevant Catch-up Notice and it shall not be considered a breach of this letter agreement. If the Company notifies the Investor in the Catch-up Notice that it is unable to make the representations and warranties in this Section 5 (such notice, the “Original Catch-up Notice”), the Investor may, in its sole discretion, elect to (a) subscribe for the Subscribed Catch-up Shares for the applicable Catch-up Period by the Exercise Deadline in the Catch-up Notice provided that the Investor will make the representations in paragraphs 1 and 2 in Schedule 3 of the subscription agreement appended hereto to the Company and acknowledge that the Company has advised it that the Company is in possession of material, non-public information with respect to the Company that has not been disclosed to AQN or (b) have the option of subscribing for the Subscribed Catch-up Shares for the applicable Catch-up Period either (i) following the next Catch-up Date on which the representations and warranties in this Section 5 can be made by the Company, or (ii) following any Catch-up Date relating to a later Catch-up Period (provided that the Investor will make the representations in paragraphs 1 and 2 in Schedule 3 of the subscription agreement appended hereto to the Company and acknowledge that the Company has advised it that the Company is in possession of material, non-public information with respect to the Company that has not been disclosed to AQN), in each case, at the Catch-up Exercise Price in the Original Catch-up Notice (i.e., for the Catch-up Period immediately preceding such notice).

6.

The parties to this letter agreement agree that this letter agreement is not in breach of the Shareholders Agreement, dated as of 5 March 2018, by and among AQN and Abengoa-Algonquin Global Energy Solution B.V. (“AAGES”) and the Company, as amended from time to time (the “Shareholders Agreement”).    Further, the parties to this letter agreement acknowledge that for the purpose of determining any pre-emptive rights of AQN and AAGES under the Shareholders Agreement, the calculation of Percentage Interest in connection with such pre-emptive rights shall be adjusted as follows: (a) the denominator shall be decreased by the number of shares issued under the ATM Program with respect to which the Investor has not yet had the opportunity to deliver an Investor Notice, and (b) the numerator and the denominator shall be increased by any Subscribed Catch-up Shares for which the Closing has not yet occurred. AQN further agrees that it will not directly or indirectly take action, nor entice AAGES, to assert a breach of the Shareholders Agreement by the Company with respect to the ATM Program subject to the Company’s compliance with the terms of this letter agreement. AQN shall use best efforts to cause AAGES to sign a joinder to Section 6 of this letter agreement prior to the delivery of any Investor Notice. The parties agree that the second sentence of this paragraph 6 is for the benefit of the parties and AAGES and is enforceable by AAGES in accordance with the Contracts (Rights of Third Parties) Act 1999.

7.

Except as otherwise provided in this letter agreement, any notice, demand or other communication to be served under this letter agreement shall be in writing and shall be served upon any party hereto only by email.

A notice or demand served by email shall be deemed to have been given two hours following dispatch unless evidence of receipt is received earlier (other than by an automated reply generated in response to such e-mail), save that if it is delivered later than 5.00 p.m. Eastern Time on a Business Day or at any time on a day which is not a Business Day, it shall be deemed to have been given at 8.00 a.m. Eastern Time on the next Business Day, provided in each case that no undeliverable or e-mail bounce back message is received.

All notices, demands or other communications given under this letter agreement shall be given to the following email addresses:

If to the Company:

For the attention of: Francisco Martinez-Davis

Email: francisco.martinezdavis@atlantica.com

If to AQN:

For the attention of: Chief Legal Officer

Email: jennifer.tindale@APUCorp.com

with copies to: notices@APUCorp.com

and copies (which shall not constitute notice) to: david.avery-gee@weil.com and matthew.gilroy@weil.com

8.

The provisions of Article 10 (other than Sections 10.1 and 10.10) of the Shareholders Agreement shall apply to this letter agreement mutatis mutandis. Capitalized terms used but not defined herein have the meanings set forth in the Shareholders Agreement.

(signatures follow)

Very truly yours,

ATLANTICA SUSTAINABLE INFRASTRUCTURE PLC

By:	/s/ Santiago Seage
Name: Santiago Seage
Title: Director and CEO

ACKNOWLEDGED AND AGREED:

ALGONQUIN POWER & UTILITIES CORP.

By:	/s/ Arun Banskota
Name: Arun Banskota
Title: President & CEO

By:	/s/ Arthur Kacprzak
Name: Arthur Kacprzak
Title: Chief Financial Officer

Schedule I

MEETING DATES

•	Third Quarter 2021

•	November 11

•	Fourth Quarter 2021

•	March 3

•	First Quarter 2022

•	May 12

•	Second Quarter 2022

•	August 11

•	Third Quarter 2022

•	November 10

EXHIBIT A

ATLANTICA SUSTAINABLE INFRASTRUCTURE PLC

as the Company

and

[•]

SUBSCRIPTION AGREEMENT

RELATING TO ORDINARY SHARES IN ATLANTICA

SUSTAINABLE INFRASTRUCTURE PLC

THIS AGREEMENT is made on [•]

BETWEEN:

(1)

ATLANTICA SUSTAINABLE INFRASTRUCTURE PLC, a company incorporated under the laws of England and Wales with registered number 08818211, whose registered office is at Great West House (Gw1), Great West Road, Brentford, Middlesex, Greater London TW8 9DF, United Kingdom (the “Company”); and

(2)	[•] (the “Investor”).

The parties sub (1) and (2) above are hereinafter referred to as the “Parties” and each individually as a “Party”.

WHEREAS:

(A)	Algonquin Power & Utilities Corp. (“AQN”), an affiliate of the Investor has acknowledged and agreed to the terms of the ATM Plan Letter Agreement dated [•], 2021 (the “ATM Plan Letter Agreement”).

(B)

Pursuant to the ATM Plan Letter Agreement, on [•], the Company delivered a Catch-up Notice (as defined in the ATM Plan Letter Agreement) to the Investor in relation to the applicable Catch-up Period (as defined in the ATM Plan Letter Agreement).

(C)

The Investor has expressed its intention to exercise its ATM Preemptive Right (as defined in the ATM Plan Letter Agreement) by written notice delivered to the Company on [•] (the “Investor Notice”). Consequently, the Investor wishes to subscribe for the Subscribed Catch-up Shares (as defined below) for an aggregate amount of US$ [•], subject to adjustment as set forth in this Agreement.

(D)

The Company will issue the Subscribed Catch-up Shares to a nominee (the “Computershare Nominee”) of the Company’s depositary, Computershare Trustees (Jersey) Limited (the “Depositary”), which will issue depositary receipts to the Investor on the terms and subject to the conditions set forth in this Agreement.

NOW IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

“AAGES” shall mean AAGES (AY Holdings) B.V.

“Account” has the meaning given to it in Section 2.3.2(i).

“Affiliate” shall have the same meaning as in the Shareholders Agreement.

“Agent” has the meaning given to it in Section 11.3.1.

“Agreement” shall mean this subscription agreement.

“AQN” has the meaning given to it in Recital (A) of this Agreement.

“AQN Parties” has the meaning given to it in Section 5.1.2.

“ATM Plan Letter Agreement” has the meaning given to it in Recital (A) of this Agreement.

“Business Day” shall mean a day which is not a Saturday, a Sunday or bank or other official public holiday in Toronto, Canada, New York, United States, Madrid, Spain or London, United Kingdom.

“Catch-up Notice” has the meaning given to it in Recital (B) of this Agreement.

“Catch-up Period” has the meaning given to it in Recital (B) of this Agreement.

“Catch-up Price” shall mean the amount set forth in Recital (C) of this Agreement and shall be calculated as follows, subject to adjustment in accordance with Section 2.7: (a) the Catch-up Exercise Price (as defined in the ATM Plan Letter Agreement as may be adjusted pursuant to Section 2(f) therein) multiplied by (b) the Subscribed Catch-up Shares, in each case, as indicated in the Catch-up Notice.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall mean following satisfaction of the conditions set forth in Section 3, the date on which the Company is in receipt of the Catch-up Price from the Investor and issues the Subscribed Catch-up Shares to the Investor, such date being [•], unless otherwise mutually agreed to in writing by the Parties.

“Computershare Nominee” has the meaning given to it in Recital (D) of this Agreement.

“Depositary” has the meaning given to it in Recital (D) of this Agreement.

“Depositary Receipts” has the meaning given to it in Section 2.2.

“Depositary Services Agreement” shall mean the depositary services agreement dated 22 May 2019, as amended on December 11, 2020, between the Company, AAGES and the Depositary.

“Depositary Trust Instrument” shall mean the trust instrument in respect of the Company’s depositary receipts dated 12 June 2014.

“DSA Amendment Agreement” means an amendment agreement to the Depositary Services Agreement, in a form agreed between the Company, AQN and the Depositary, proposed to be entered into by the Company, AAGES and the Depositary prior to the Closing Date which amends the Depositary Services Agreement; provided that if the Investor is not AAGES, the DSA Amendment Agreement shall be an agreement between the Company, the Investor and the Depositary to be entered into prior to the Closing Date, amending the Depositary Services Agreement or another agreement appropriate for the transactions contemplated by this Agreement and on similar terms to the Depositary Services Agreement.

“Encumbrance” means any security interest, mortgage, charge (fixed or floating), pledge, lien, option, right to acquire, right of pre-emption, “put” or “call” rights, exchangeable or convertible securities, assignment by way of security or trust arrangement for the purpose of providing security or other security interest of any kind (including any retention arrangement), or any agreement to create any of the foregoing.

“Material Adverse Effect” shall mean any change, effect, event, occurrence, state of facts, circumstance or development that, individually or in the aggregate, has had or will have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that any such change or effect caused by or resulting from any of the following shall not be considered, and shall not be taken into account in determining the existence of, a “Material Adverse Effect”: (i) conditions affecting the global economy or the financial, geopolitical, credit, commodities or capital markets as a whole, or generally affecting the industries in which the Company and its subsidiaries conducts its business; (ii) any change in or adoption of, any applicable laws, IFRS or GAAP; (iii) the occurrence or the escalation of any hostilities, military or terrorist attack (other than a cyberattack) or other force majeure events; (iv) earthquakes, hurricanes, tornadoes, floods or other natural disasters; (v) any actions of or incidents resulting from the actions of AQN or affiliates (other than the Company and its subsidiaries); or (vi) the effect of any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic or any measures taken by governmental agencies in response thereto), which occurs after the date of this Agreement.

“Ordinary Shares” shall mean ordinary shares with a par value of US$ 0.10 each in the capital of the Company.

“Shareholders Agreement” shall mean the Shareholders Agreement by and among AQN, Abengoa-Algonquin Global Energy Solutions B.V. and the Company, dated as of 5 March 2018, as supplemented and amended from time to time.

“Subscribed Catch-up Shares” has the meaning given to it in Article 2.1 of this Agreement and as specified in the Investor Notice.

“Transfer Taxes” has the meaning given to it in Section 5.1.2.

1.2	Interpretation

1.2.1	The titles and headings included in this Agreement are for convenience only and shall not be taken into account in the interpretation of the provisions of this Agreement.

1.2.2

The words “herein”, “hereof”, “hereunder”, “hereby”, “hereto”, “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, paragraph or other subdivision.

1.2.3

All periods of time set out in this Agreement shall be calculated from midnight to midnight. They shall start on the day following the day on which the event triggering the relevant period of time has occurred. The expiration date shall be included in the period of time. If the expiration date is not a Business Day, it shall be postponed until the next Business Day. Unless otherwise provided herein, all periods of time shall be calculated in calendar days. All periods of time consisting of a number of months (or years) shall be calculated from the day in the month (or year) when the triggering event has occurred until the eve of the same day in the following month(s) (or year(s)).

1.2.4	“after-tax basis” means that where a payment (or any part thereof) is chargeable to any tax, a basis such that the amount so payable shall be increased as to ensure that after taking into account:

a.	any tax chargeable (or which would be chargeable but for the availability of any relief) on such amount; and

b.	any relief which is available to the recipient of the indemnity payment in respect of the loss, damage, cost, charge, expense or liability in respect of which the payment is made to such person,

the recipient of the payment is in the same position as they would have been if the matter giving rise to the payment obligation had not occurred.

2.	SHARE SUBSCRIPTION

2.1

The Investor hereby applies for the issue to the Computershare Nominee at Closing of [•] Ordinary Shares (the “Subscribed Catch-up Shares”), to be credited as fully paid, in consideration of the payment by the Investor to the Company of the Catch-up Price, and the Company agrees to allot and issue the Subscribed Catch-up Shares in accordance with the terms of this Agreement.

2.2

As soon as practicable after the date of this Agreement and in any event prior to Closing, the Investor and the Company shall enter into the DSA Amendment Agreement providing for the issue of depositary receipts representing the Subscribed Catch-Up Shares (the “Depositary Receipts”) to Investor’s broker(s) (such broker(s) as designated by the Investor to the Company in writing at least three (3) Business Days prior to the Closing, the “Brokers”) in their capacity as custodian(s) for the Investor.

2.3

The Parties will work together to seek to ensure that the allotment and issuance of the Subscribed Catch-Up Shares are structured in a manner intended to ensure that neither (a) the issue of the Subscribed Catch-Up Shares to the Computershare Nominee as custodian, nor (b) any subsequent transfer of those shares from the Computershare Nominee to Cede & Co, as nominee of The Depositary Trust Company, are subject to stamp duty or stamp duty reserve tax in the United Kingdom.

2.4

The Investor shall deliver to the Company a duly executed copy of the voting power of attorney in the form attached as Schedule 2 hereto (for the total number of shares of the Company in excess of the 41.5% being held in aggregate by AQN and its affiliates) prior to the Closing Date.

2.5	Rights attaching to the ordinary shares

The Subscribed Catch-Up Shares shall be identical and rank pari passu in all respects with the existing issued Ordinary Shares including, without limitation, the right to receive any dividend whose record date falls at or after the Closing Date.

2.6	Closing

2.3.1	The Closing shall occur on the Closing Date.

2.3.2	On the Closing Date:

(i)

the Investor shall pay the full Catch-up Price in U.S. dollars to the U.S. dollar-denominated bank account in the Company’s name with the bank account information communicated by the Company to the Investor at least three (3) Business Days prior to Closing (the “Account”). Any bank charges, costs and expenses relating to this payment shall be borne by the Investor; and

(ii)	promptly following receipt of the Catch-Up Price:

(a)	the Company will allot and issue the Subscribed Catch-up Shares to the Computershare Nominee, on behalf of the Investor, credited as fully paid;

(b)

the Company will instruct, and the Investor will cause the Broker(s) to instruct, the Depositary to issue the Depositary Receipts to the Broker(s) in their capacity as custodian(s) for the Investor; and

(c)	the Investor shall cause the Brokers to accept the Depositary Receipts.

2.7

The Company acknowledges and agrees that the acquisition of Subscribed Catch-up Shares and/or Depositary Receipts pursuant to this Agreement is permitted pursuant to clause 2.1(a)(iii) of the Enhanced Cooperation Agreement and, accordingly, shall not be a breach of clause 4.1 of the Shareholders Agreement.

2.8

If between the date of this Agreement and the Closing, (i) the Company declares or pays any dividends or distributions, (ii) there are any stock splits, reclassifications, reorganizations, mergers, business combinations, or similar transactions relating to the Equity Securities of the Company or (iii) the Company issues any ordinary shares pursuant to a rights issue or other pre-emptive offering by the Company at a discount to the market price, the Catch-up Price and the Subscribed Catch-up Shares shall be adjusted appropriately to provide the Investor with the same effects and benefits (including economic benefits) as if the Subscribed Catch-up Shares had been issued prior to the record date with respect to such event.

3.	CONDITIONS PRECEDENT

3.1

The mutual obligations of the Company and the Investor under this Agreement are conditional upon the DSA Amendment Agreement having been entered into by the parties thereto prior to the Closing Date; provided that the Company and the Investor shall use their best efforts to satisfy this condition.

3.2	The obligations of the Company under this Agreement are conditional upon the satisfaction by the Investor or waiver by the Company of the following conditions:

(a)

the representations and warranties of the Investor set forth in Section 4 being true and accurate in all material respects as of the date of this Agreement and the Closing Date (by reference to the facts and circumstances then subsisting) and the Company shall have received a certificate signed by an authorized officer of the Investor in the form set out in Schedule 1 hereto, certifying as to the satisfaction of such condition; and

(b)

the Investor having delivered to the Company a duly executed copy of the voting power of attorney in the form attached as Schedule 2 hereto (for the total number of shares of the Company in excess of 41.5% being held in aggregate by AQN and its Affiliates) prior to the Closing Date.

3.3

The obligations of the Investor under this Agreement are conditional upon the satisfaction by the Company or waiver by the Investor of the following condition: the representations and warranties of the Company set forth in Section 4 being true and accurate in all material respects as of the date of this Agreement and the Closing Date (by reference to the facts and circumstances then subsisting) and the Investor shall have received a certificate signed by an authorized officer of the Company in the form set out in Schedule 1 hereto, certifying as to the satisfaction of such condition.

4.	REPRESENTATIONS AND WARRANTIES

4.1	Each Party represents and warrants to the other on the date of this Agreement and at the Closing that:

4.1.1	Existence. Such Party is a company validly existing and duly incorporated, organised and registered under the law of its jurisdiction of incorporation.

4.1.2	Validity of the Agreement. This Agreement has been duly authorized and executed by it and constitutes a valid and legally binding obligation of it.

4.1.3

Consents. All necessary consents, authorisations, notifications, actions or other things required to be taken, fulfilled or done by it in accordance with applicable law (including without limitation: (i) the obtaining of any consent or license, (ii) the making of any filing or registration; or (iii) the obtaining of any shareholder approval) for: (1) the subscription of the Subscribed Catch-Up Shares pursuant to this Agreement, (2) the carrying out of the other transactions contemplated by this Agreement or the performance by it of the terms of this Agreement, have been obtained or made and are, or will on Closing be, in full force and effect.

4.2

The Investor represents, warrants, agrees and acknowledges to the Company the representations and warranties set out in Schedule 3, as of the date of this Agreement and as of the Closing Date, by reference to the facts and circumstances then subsisting.

4.3

The Company represents and warrants, agrees and acknowledges to the Investor the following as at of the date of this Agreement and as of the Closing Date, by reference to the facts and circumstances then subsisting:

4.3.1

The Subscribed Catch-Up Shares shall be identical and rank pari passu in all respects with the existing issued Ordinary Shares including, without limitation, the right to receive any dividend whose record date falls at or after the Closing Date.

4.3.2

The Subscribed Catch-Up Shares on the Closing Date shall be free from any Encumbrance, fully paid up and shall have been validly authorised and issued and shall not be subject to pre-emptive or other similar rights of any securityholder of the Company, in each case in accordance with applicable laws and the Company’s articles.

4.3.3	The Ordinary Shares and, as of the Closing Date, the Subscribed Catch-up Shares, are listed on the Nasdaq National Market.

4.3.4

(a) From the date of the ATM Plan Letter Agreement through the date of this Agreement, there has not been any Material Adverse Effect, other than as publicly disclosed and (b) since the date of this Agreement, there has not been any Material Adverse Effect.

4.3.5	The Company is not aware of any material, non-public information with respect to the Company and its subsidiaries that has not been disclosed to the Investor.

5.	COSTS – EXPENSES

5.1.1

Each Party shall bear its own costs and expenses (including legal and other advisory fees) incurred in connection with the preparation of this Agreement, and all related agreements and transactions. The Investor shall bear the costs and expenses of Computershare and its legal counsel, in connection with the subscription for, and issuance of, the Subscribed Catch-up Shares pursuant to this Agreement, to the extent the Company is liable for such costs and expenses.

5.1.2

Subject to clause 5.1.3 below, the Company shall be solely responsible for, and shall indemnify each of AQN and any of its Affiliates (the “AQN Parties”) on an after-tax basis against all United Kingdom stamp duty and/or stamp duty reserve tax, or amounts in respect of United Kingdom stamp duty and/or stamp duty reserve tax, which is required to be paid by any of the AQN Parties to any person (including, for the avoidance of doubt, under the Depositary Services Agreement or the Depositary Trust Instrument) in connection with the execution, performance or enforcement of this Agreement and transactions contemplated hereunder, including, without limitation, the grant of any rights under this Agreement, the issue and allotment of the Subscribed Catch-Up Shares and/or the issue and acceptance of Depositary Receipts to/by the Investor pursuant to, or contemplated by, this Agreement; and any related interest, penalties, surcharges, fines and additions in respect thereof (“Transfer Taxes”), provided that the Company shall not be liable under this clause 5.1.2 for any Transfer Taxes:

5.1.2.1	if and to the extent that they arise as a result of any transfers of, or agreements to transfer, the Subscribed Catch-Up Shares;

5.1.2.2	payable under sections 67, 70, 93 or 96 of the Finance Act 1986 save in relation to:

(a)	the allotment and issue of the Subscribed Catch-Up Shares; or

(b)	in respect of section 93 only, the issue of the Depositary Receipts to the Investor,

in each case pursuant to, or contemplated by, this Agreement;

5.1.2.3	to the extent they consist of any interest, penalties, surcharges, fines or additions that are attributable to the unreasonable delay by the AQN Parties or their agents; or

5.1.2.4	to the extent the AQN Parties have already been paid or reimbursed for such Transfer Taxes.

5.1.3

 The Company shall have no greater liability under Clause 5.1.2 above in indemnifying any Affiliate of AQN than it would have if it were liable to indemnify AQN or AAGES for the relevant Transfer Taxes.

6.	NO ASSIGNMENT

Except with the prior written consent of the other Party, neither of the Parties hereto shall be entitled to transfer or assign any of its rights or obligations under this Agreement, provided, however, that the Investor may freely assign and novate its rights and obligations to any of its Affiliates.

7.	SPECIFIC PERFORMANCE

The Parties acknowledge and agree that damages would not be an adequate remedy for any breach of the provisions of this Agreement and accordingly each Party shall, without prejudice to any other rights or remedies which it may have, be entitled without proof of special damage to the remedies of injunction, specific performance and other equitable relief, or any combination of these remedies, for any threatened or actual breach of the provisions of this Agreement.

8.	SEVERABILITY

8.1

If any provision in this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, under any applicable law, then such provision or part of it shall be deemed not to form part of this Agreement, and the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

8.2

In such case, each Party shall use its best efforts to immediately negotiate in good faith a valid replacement provision that is as close as possible to the original intention of the Parties and has the same or as similar as possible economic effect.

9.	NOTICES

9.1	Except as otherwise provided in this Agreement, any notice, demand or other communication to be served under this Agreement shall be in writing and shall be served upon any Party only by email.

9.2

A notice or demand served by email shall be deemed to have been given two hours following dispatch unless evidence of receipt is received earlier (other than by an automated reply generated in response to such e-mail), save that if it is delivered later than 5.00 p.m. Eastern Time on a Business Day or at any time on a day which is not a Business Day, it shall be deemed to have been given at 8.00 a.m. Eastern Time on the next Business Day, provided in each case that no undeliverable or e-mail bounce back message is received.

9.3	All notices, demands or other communications given under this letter agreement shall be given to the following email addresses:

If to the Company:

For the attention of: Francisco Martinez-Davis

Email: francisco.martinezdavis@atlantica.com

If to the Investor:

For the attention of: Chief Legal Officer

Email: jennifer.tindale@APUCorp.com

with copies to: notices@APUCorp.com

and copies (which shall not constitute notice) to: david.avery-gee@weil.com and matthew.gilroy@weil.com

10.	MISCELLANEOUS

Sections 10.3 to 10.5 and 10.12 of the Shareholders Agreement shall apply to this Agreement, mutatis mutandis, as if they had been fully set forth herein.

11.	GOVERNING LAW AND JURISDICTION

11.1	Governing Law

Section 10.13 of the Shareholders Agreement shall apply to this Agreement, mutatis, mutandis, as if it had been fully set forth herein.

11.2	Jurisdiction

Section 10.14 of the Shareholders Agreement shall apply to this Agreement, mutatis mutandis, as if it had been fully set forth herein.

11.3	Process Agent

11.3.1

The Investor shall appoint an agent in England for seven (7) years following the Closing Date for service of process and any other documents in proceedings in connection with this Agreement (the “Agent”), whether the proceedings are in England or elsewhere, within fourteen (14) Business Days following the date of this Agreement.

11.3.2	The Investor shall notify the Company in writing as soon as reasonably practicable once the Agent is appointed as well as any change thereof.

11.3.3

Any claim form, judgment or other notice of legal process shall be sufficiently served on the Investor if delivered to the Agent at the address notified to the Company pursuant to Section 11.3.2 above.

11.3.4

If for any reason the Agent appointed by the Investor at any time ceases to act as such prior to the end of the 7th year following the Closing Date, the Investor shall promptly appoint another such Agent and promptly notify the Company of the appointment and the new Agent’s name and address.

11.3.5

If the Investor does not appoint an Agent within fourteen (14) Business Days following the date of this Agreement or does not appoint a replacement Agent pursuant to Section 11.3.4 above within seven (7) Business Days of such cessation, then the Company can make such appointment on behalf of, and at the expense of, the Investor and if it does so, it shall promptly notify the Investor of the new Agent’s name and address.

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF this Subscription Agreement has been duly executed under hand by the Company and the Investor or its duly authorised attorney the day and the year first written above.

SIGNED by	)
)
for and on behalf of	)
ATLANTICA SUSTAINABLE	)
INFRASTRUCTURE PLC	)

SIGNED by	)
)
for and on behalf of	)
[•]	)

SCHEDULE 1

FORM OF CERTIFICATE

[Date]

This officer’s certificate is being delivered by [the Company][AQN party] pursuant to Section [3.2(a)][3.3] of that certain Subscription Agreement (the “Agreement”), dated as of [•], 2021, by and between Atlantica Sustainable Infrastructure plc (“the Company”) and [•] (“AQN party”). Capitalized terms used herein but not otherwise defined shall have the meanings attributed to them in the Agreement.

The undersigned, as a duly authorized officer of [the Company][AQN party], solely in his or her capacity as such, hereby certifies to [the Company][AQN party] that the representations and warranties of [the Company][ AQN party] set forth in Section 4 of the Agreement are true and correct in all material respects as of as of the date of the Agreement and on the Closing Date (by reference to the facts and circumstances then subsisting) (other than representations and warranties that are made as of a specific date which representations and warranties are true and correct as of such date).

The undersigned has executed this certificate solely in his or her capacity as a duly authorized officer of [the Company][AQN party] as of the date set forth above.

SCHEDULE 2

VOTING POWER OF ATTORNEY

ATLANTICA SUSTAINABLE INFRASTRUCTURE PLC

(the “Company”)

VOTING POWER OF ATTORNEY

[Insert date]

We hereby appoint the Chairman of the Related Party Committee as our true and lawful attorney (the “Attorney”) pursuant to the Powers of Attorney Act 1971 (the “Act”) with authority on our behalf and in our name to do each of the following things in respect of [total number of shares in excess of 41.5%] ordinary shares in the Company of which we are, or we (or any of our affiliates) agreed to become, the beneficial owner (the “Designated Shares”):

(i)

to the extent that we are the registered holder of the Designated Shares, to irrevocably appoint the person acting as chairman of any general meeting of the Company as our proxy to exercise our rights to attend, speak and vote as set out below at each general meeting of the Company in respect of the Designated Shares; and

(ii)

to the extent that we are not the registered holder of the Designated Shares, to instruct the registered holder of such Designated Shares and, if applicable, to instruct the broker in whose account such Designated Shares are held to require such registered holder, to irrevocably appoint the person acting as chairman of any general meeting of the Company as its proxy to exercise its rights to attend, speak and vote as set out below at each general meeting of the Company in respect of the Designated Shares.

The Attorney shall direct, or, if applicable, shall instruct the broker in whose account the Designated Shares are held to direct, the registered holder of the Designated Shares to instruct the person acting as chairman of any general meeting of the Company (using a form of proxy approved by the Board of Directors of the Company for such purpose) to vote all Designated Shares on the resolutions proposed at each general meeting of the Company (and any other business which may properly come before the meeting) “For” or “Against” in a manner which reflects the proportion of “For” and “Against” votes cast on each resolution proposed at that general meeting (other than the votes cast in respect of ordinary shares in the Company beneficially owned by us or any of our affiliates).

This power of attorney may only be revoked upon written notice to this effect delivered to the Attorney by us and the Company, but is otherwise irrevocable. However, in accordance with section 5 of the Act, if this power of attorney is revoked and a person, without knowledge of the revocation, deals with the Attorney, the transaction between them shall, in favour of that person, be as valid as if the power had then been in existence. We and the Company hereby agree and hereby notify you that the Power of Attorney dated [date of most recent Power of Attorney] granted to the Attorney with respect to [number of shares subject to most recent Power of Attorney] ordinary shares in the capital of the Company is hereby revoked (the “Revocation”).

We agree and acknowledge that no person or corporation having dealings with the Attorney under this power of attorney shall be under any obligation to make any enquiries as to whether the power to act hereunder has arisen and all voting of Designated Shares done in the lawful and proper exercise of any power conferred by this deed shall be valid and binding upon it.

This power of attorney shall be enforceable by the Attorney pursuant to the Contracts (Rights of Third Parties) Act 1999. Except as set out in the preceding sentence, we do not intend that any term of this power of attorney should be enforceable by any person who is not the Attorney by virtue of the Contracts (Rights of Third Parties) Act 1999 or otherwise.

This power of attorney and any claim, dispute or difference (including non-contractual claims, disputes or differences) arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, English law. We irrevocably agree to submit to the exclusive jurisdiction of the courts of England to settle any claim, dispute or difference (including non-contractual claims, disputes or differences) arising out of or in connection with this power of attorney or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this power of attorney) and that accordingly any proceedings be brought in such courts.

IN WITNESS WHEREOF this document has been executed as a deed and is delivered and takes effect on the date first above written.

EXECUTED as a DEED by AAGES (AY Holdings) B.V., a private company with limited liability incorporated under the laws of the Netherlands, acting by:
Authorised signatory
and

Authorised signatory
,

being persons who, in accordance with the laws of that territory are acting under the authority of the company

Executed on behalf of the Company for the purposes of notifying the Revocation only:

By:
Name:
Title:

SCHEDULE 3

INVESTOR WARRANTIES

1.

The Investor and any accounts for which it is acting are each able to fend for itself or themselves, as applicable, in the transactions contemplated herein; have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Subscribed Catch-up Shares; and has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.

2.

(a) The Investor has conducted such investigation as it deems necessary to making its investment decision in the Company and the Subscribed Catch-up Shares and it has not relied on any statements or information provided by the Company concerning the Company or the Subscribed Catch-up Shares or the offer and sale of the Subscribed Catch-up Shares, (b) the Investor has received a copy of the preliminary prospectus supplement dated 3 August 2021, as supplemented and amended from time to time, including the information incorporated by reference thereto, (c) it has been offered the opportunity to ask questions of the Company and received answers thereto, as it deemed necessary in connection with its decision to purchase the Subscribed Catch-up Shares, and (d) it has made its own assessment and has satisfied itself concerning the relevant tax, legal, regulatory, financial, economic and other considerations relevant to its investment in the Subscribed Catch-up Shares.

3.

The Investor is not a “U.S. person” as defined in Regulation S under the U.S. Securities Act of 1933, as amended (a “U.S. person”) or acquiring the Subscribed Catch-up Shares for the account or benefit of a U.S. person.

4.

The Investor (and any person acting on its behalf) has all necessary capacity and has obtained all necessary consents and authorities to enable it to acquire the Subscribed Catch-up Shares and to perform its obligations in relation thereto (including, without limitation, in the case of any person on whose behalf it is are acting, all necessary consents and authorities to agree to the terms set out or referred to in this Agreement).

5.

The Investor is in compliance with all applicable laws (including, to the extent applicable, all relevant provisions of the Financial Services and Markets Act 2000 in the UK) with respect to the acquisition of the Subscribed Catch-up Shares.